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                                                                   EXHIBIT 10.27

                SUMMARY OF 2007 DIRECTOR COMPENSATION ARRANGEMENT

The non-employee directors of the Company and the Bank will each be paid, in aggregate, an annual retainer of $2,000. Non-employee directors of the Company and the Bank will also receive a fee of $250 for each meeting of the Board of Directors or a committee of the Board of Directors that they attend. The Chairman or Vice Chairman of the Board of the Bank and the Company is to receive an additional $150 for each meeting of the Board of Directors that he chairs. All committee chairmen will receive an additional $50 for each committee meeting that they chair. When meetings are held on the same day of the Boards of Directors of the Company and the Bank, or committees of the Company and the Bank performing similar functions, directors usually receive only one meeting and chairperson fee for the two Board or committee meetings.